Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-114786

PROSPECTUS SUPPLEMENT DATED OCTOBER 13, 2004

TO

PROSPECTUS DATED MAY 11, 2004

ENER1, INC.

        This prospectus supplement should be read in conjunction with our prospectus dated May 11, 2004, and in particular “Risk Factors” beginning on page 3 of the prospectus.

        This prospectus supplement includes the attached Current Report on Form 8-K of Ener1, Inc., filed with the Securities and Exchange Commission on October 13, 2004.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2004

ENER1, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	0-21138	59-2479377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Cypress Creek Road, Suite 100
Ft. Lauderdale, Florida
(Address of principal executive offices)

33309
(Zip Code)

(954) 556-4020
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a)(1)	In connection with his election as a director of the Registrant, as described under Item 5.02(d) below, Mr. Carlos E. Mendez-Peñate entered into a compensatory arrangement with the Registrant on October 13, 2004. The new director is a partner in the law firm of Coudert Brothers LLP, which provides legal services to an affiliate of Ener1.

(a)(2)	The arrangement between the Registrant and Mr. Mendez-Peñate provides for:

(i)	compensation to Mr. Mendez-Peñate of $40,000 annually for his services as a director, payable $10,000 quarterly, in cash;

(ii)	payment of Mr. Mendez-Peñate’s travel expenses to attend Ener1 board meetings, if his attendance is required;

(iii)	100,000 options to purchase shares of Ener1, Inc. Common Stock, $0.01 par value, at an exercise price of $0.50 per share, vesting 33 1/3% on each of the first three anniversaries of the date of the option grant;

(iv)	50,000 options for each additional year of service as a director (such options to be granted annually beginning at the end of calendar year 2005), exercise price to be the fair market value of Ener1, Inc.‘s Common Stock at the time of such grant, vesting terms to be the same as the 100,000 options described in (a)(2)(iii) above;

(v)	letter of indemnification in favor of Mr. Mendez-Peñate and Coudert Brothers, LLP (the law firm of which he is a partner), pursuant to which.the Registrant has agreed to indemnify both Mr. Mendez-Peñate and Coudert Brothers LLP with respect to Mr .Mendez-Peñate’s agreement to serve on the Registrant’s board or actions taken or not taken in his capacity as a board member of the Registrant, claims related thereto or civil or criminal proceedsing in connection therewith, except for damages resulting from the fraud, willful misconduct or gross negligence on the part of Mr. Mendez-Peñate.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	Effective October 13, 2004, Mr. Boris Zingarevich resigned from his position as a director of the Registrant.

(d)(1)	Effective October 13, 2004, Mr. Carlos E. Mendez-Peñate was elected as a director of the Registrant.

(d)(3)	It has not been determined to which, if any, committees of the Registrant’s board of directors Mr. Mendez-Peñate will be named.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2004	Ener1, Inc. (Registrant) By: /s/ Kevin Fitzgerald Kevin Fitzgerald Chief Executive Officer